Exhibit 4.4

ZIONS BANCORPORATION
2015 OMNIBUS INCENTIVE PLAN

STANDARD RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into as of [date] (the “Grant Date”) by and between Zions Bancorporation, a Utah corporation (the “Company”), and [name] (the “Grantee”) pursuant to the Company’s 2015 Omnibus Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.

1. Grant of RSUs. Pursuant and subject to the Plan and this Agreement, the Company hereby grants to Grantee the following number of restricted stock units (the “RSUs”): [#]. An RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee, subject to the terms of the Plan and this Agreement, a share of Common Stock (each, a “Share”) on a delivery date as provided herein (the Shares that are deliverable to the Grantee pursuant to the RSU, are called “RSU Shares”). Until such delivery, the Grantee has only the rights of a general unsecured creditor, and no rights as a shareholder, of the Company. Grantee’s rights with respect to the RSU are limited by the terms and conditions of the Plan and this Agreement.

2. Vesting. Except as otherwise provided herein, the RSUs shall vest in equal annual installments on each of the first four (4) anniversaries of the Grant Date (each such anniversary, an “Applicable Vesting Date”).
3. Delivery of RSU Shares. RSU Shares shall be delivered as soon as practicable following the applicable Delivery Date (but in no case more than fifteen (15) days thereafter). For purposes of this Agreement, the “Delivery Date” means the first to occur of (i) the Applicable Vesting Date, (ii) the Grantee’s death, (iii) the Grantee’s Termination of Employment by reason of Grantee’s Disability, and (iv) the Grantee’s Termination of Employment by the Company without Cause or by the Grantee for Good Reason, in each case, within the twenty-four (24) month period following a Change in Control. On the Delivery Date, the Company shall transfer to the Grantee one unrestricted, fully transferable Share for each vested RSU scheduled to be paid out on such date; provided that Grantee has satisfied all applicable tax withholding obligations as provided in Section 5.1 below and the terms and conditions of the Plan and this Agreement (including, but not limited to, Section 3 and Sections 5.2 and 5.3 below) have been satisfied. The Company may postpone such delivery of RSU Shares until it receives satisfactory proof that the release of such Shares will not violate any of the provisions of the Securities Act of 1933, as amended, or the Exchange Act, any rules or regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, or the requirements of applicable state law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. Grantee understands that the Company is under no obligation to register or qualify the RSUs or Common Stock with the SEC, any state securities commission or any stock exchange to effect such compliance.

4. Termination of Employment.

4.1 General. In the event of the Grantee’s Termination of Employment for any reason, except as set forth below, RSUs that are unvested as of the date of such termination shall immediately and automatically be forfeited and cancelled without consideration and without any further action by the Company or the Grantee.

4.2 Retirement. In the event of the Grantee’s Termination of Employment by reason of the Grantee’s Retirement at age 60 or older after 5 or more years of service, RSUs that are unvested as of the date of Retirement shall remain outstanding and shall continue to vest on the Applicable Vesting Dates in accordance with the vesting schedule set forth in Section 2; provided that, notwithstanding the foregoing, unvested RSUs shall automatically be forfeited and cancelled without consideration and without further action by Grantee immediately upon (i) Grantee’s commencement of, or agreement to commence, employment with or provision of services (whether as a director, consultant or otherwise) to another company that is in the financial services industry unless such employment or provision of services is specifically approved by the Committee, (ii) Grantee’s making any derogatory or damaging statements (verbally, in writing or otherwise) about the Company or any of its affiliates, the management or the board of directors of the Company or any affiliate, the products, services or business condition of the Company or any affiliate in any public way to anyone who could make those statements public or to customers of, vendors to or counterparties of the Company, or (iii) Grantee violating any duty of confidentiality owed to the Company or its affiliates under the policies or procedures of the Company and its affiliates, including the Company’s employee handbook, code of conduct and similar materials, or under federal or state law, or Grantee misappropriating or misusing any proprietary information or assets of the Company and its affiliates, including intellectual property rights.

4.3 Death. In the event of Grantee’s Termination of Employment by reason of Grantee’s death, RSUs that are unvested as of such date shall immediately vest in full.

4.4 Disability. In the event of Grantee’s Termination of Employment by reason of Grantee’s Disability, RSUs that are unvested as of such date shall immediately vest in full.

5.    Conditions to Vesting and Delivery of RSU Shares.

5.1 Tax Withholding. Upon vesting of an RSU and the delivery of any RSU Shares, Grantee must pay or otherwise provide for, to the satisfaction of the Company, any applicable federal or state withholding obligations of the Company. Unless the Committee permits otherwise, Grantee shall provide for payment of withholding taxes upon vesting and delivery of the RSU Shares by hereby allowing and directing the Company to retain Shares underlying the RSUs with a Fair Market Value (determined as of the Delivery Date) equal to the statutory minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of RSU Shares to the Grantee by deducting the Shares retained from the total number of vested RSUs.

5.2 Compliance with Laws. The RSUs shall not vest on the Applicable Vesting Date or be delivered on the applicable Delivery Date unless such vesting and delivery is in compliance, to the reasonable satisfaction of the Committee, with all applicable federal and state laws, as they are in effect on each such date.

5.3 Other Conditions. The Committee may require that Grantee comply with such other procedures relating to the vesting of RSUs and the delivery of RSU Shares to Grantee as the Committee may determine, including the use of specified broker-dealers and the manner in which Grantee shall satisfy tax withholding obligations with respect to the RSUs.

6. Right of Offset. The Company shall have the right to offset against the obligation to release RSU Shares, any outstanding amounts then owed by Grantee to the Company, but only to the extent such offset does not violate Section 409A of the Code.

7. Nontransferability of Agreement. The rights conferred by this Agreement shall not be assignable or transferable by Grantee other than by will or by the laws of descent and distribution, and shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative and any such attempted assignment, transfer or exercise in contravention of this Section 7 shall be void.

8. Privileges of Stock Ownership; Dividend Equivalents. The Grantee will not have any rights of a shareholder of the Company with respect to RSUs until delivery of the underlying RSU Shares. With respect to each of the Grantee’s outstanding RSUs, the Grantee shall be paid an amount in cash (less applicable withholding) equal to the ordinary dividends as would have been made in respect of the RSU Shares not yet delivered, as if the RSU Shares had been actually delivered (payment shall be made at or after the time of distribution of the dividend paid by the Company in respect of the Share); provided that no such payment in respect of any RSUs shall be made in respect of a dividend record date that is before the Grant Date of the RSUs, nor shall any such payment be made if, prior to the time payment is due, such RSUs are forfeited or cancelled.

9. No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the employ of, or to continue or establish any other relationship with, the Company or any Related Entity, or limit in any way the right of the Company or any Related Entity to terminate Grantee’s employment or other relationship at any time, with or without Cause.

10. Change in Control. Notwithstanding anything in the Plan or any change in control agreement between the Company and the Grantee (a “Change in Control Agreement”) to the contrary, the RSU shall not be subject to accelerated vesting and/or settlement or cash out upon a Change in Control, except to the extent that the definitive agreement evidencing a Change in Control provides for such accelerated vesting and/or settlement or cash out of awards granted under the Plan upon the Change in Control. However, if, within twenty-four (24) months after the occurrence of a Change in Control, the Grantee experiences a Termination of Employment by the Company without Cause or by the Grantee for Good Reason, then the RSU shall become fully vested in accordance with Section 3.7(b) of the Plan and the RSU Shares shall be delivered in accordance with Section 3 of this Agreement.

11. Entire Agreement. The RSUs are granted pursuant to the Plan and the RSUs and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated herein by reference. This Agreement, the Plan and such other documents as may be executed in connection with this RSU grant constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement, the Plan and such other documents as may be executed in connection with this RSU grant shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement and the Plan shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to that body of law pertaining to choice of law or conflict of laws.

15. Regulatory Matters/Compliance with Laws. In the event that the grant, exercise, vesting, payment, settlement, delivery of RSU Shares or accrual of this Award or any term of this Award is restricted or prohibited or otherwise conflicts with any applicable statute (including, without limitation, Section 18(k) of the Federal Deposit Insurance Act, as amended) or any applicable regulation or other guidance thereunder, or any agreement or arrangement with or restriction imposed by, the United States Department of the Treasury, any bank regulatory agency or any other governmental agency (a “Governmental Restriction”), in each case, as determined by Committee in its sole discretion, then the Committee may unilaterally modify the terms of this Award in such manner as the Committee determines in its sole discretion to be necessary to avoid such restriction or prohibition or eliminate such conflict, all without the further consent of Grantee, such consent being given through Grantee’s acceptance of this Award. Such modifications may include, without limitation, the modification of this Award into an award of another type (such as an option award), a reduction of the number of Shares covered by this Award or any such modified award, the addition of grant, exercise, vesting conditions, the delay or cessation of vesting, payment, settlement, delivery of RSU Shares or accrual of this Award, and the cancellation for no consideration of all or a portion of this Award. In addition, any RSU Shares acquired by Grantee pursuant to this Award, or any proceeds from the disposition of any such shares, shall be subject to forfeiture and return to the Company to the extent required by a Governmental Restriction.

16. Clawback. The Award shall be subject to the clawback, recapture or recoupment policy, if any, that the Company may adopt from time to time and, in accordance with such policy, as in effect from time to time, may be subject to the requirement that the Awards be forfeited, reduced, or repaid to the Company after they have been distributed or paid to the Grantee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date noted above.

ZIONS BANCORPORATION

By: ________________________

ACCEPTED AND AGREED:

GRANTEE

____________________________
[Name]
[Address]